                                      SMT
                EPS Calculation- Modified Treasury Stock Method
                         Year Ended December 31, 1996


                                                         Exercise     Assumed        Tax
         Assumptions                          Shares       Price      Proceeds     Benefit
Net income                                 $2,410,861
Common Shares Outstanding                   3,232,505
20% of Common Shares Outstandi                646,501
Common Stock Equivalent (Aggregate):
     Warrants-IPO                           1,683,950       $7.00   $11,787,650
            Effect of 5% & 7% Dividend        207,968

     Options- employees
         1993 Grant                           129,764       $3.09      $400,971      $134,890
         1994 Grant                                54       $1.27           $69           $91
         1995 Grant                            39,322       $2.29       $90,047       $51,885
         1995 Grant- #2                       160,500       $3.55      $569,775      $140,999
         1996 Grant                            42,479       $4.19      $177,987       $27,803
         1996 Grant #2                        267,500       $6.39    $1,709,325      ($30,896)




     Options- Directors:
         1992 Grant                             2,247       $2.99        $6,719        $2,414
         1993 Grant                             2,247       $1.66        $3,730        $3,460
         1994 Grant                             2,247       $2.05        $4,606        $3,154
         1995 Grant                             2,247       $4.07        $9,145        $1,565
         1996 Grant                             6,741       $7.91       $53,321       ($4,365)

    Warrants-Directors
         All                                  500,000       $3.88    $1,940,000      $381,500
            Effect of 7% Dividend              35,000
         Other                                      0       $4.01            $0
    Warrants- Commonwealth                          0       $4.47            $0


    Underwriter options                             0       $5.94            $0
      Underwriter Warrants (Unit)                   0       $7.00            $0
      5% dividend on Warrants                       0

          Total CSE Aggregate               3,082,266 $16,753,345        $712,500  $17,465,845



Average and Quarter End Market Value:
     Average Closing Bid                        $6.06
     Quarter End  Closing Bid                   $7.94


Computation:                                 Primary  Fully Diluted
                                          ----------- -------------
Total Proceeds                            $17,465,845 $17,465,845

Application of assumed proceeds:
     Toward repurchase of o/s              $3,917,796  $5,133,218

     Toward Paydown of debt               $13,548,049 $12,332,627

                                          $17,465,845 $17,465,845

Adjustment to Net Income:
     Net income                            $2,410,861  $2,410,861

    Interest expense reduction:
       Debt paydown * avg. int
        rate*tax eff                       $1,024,233    $932,347

                Adjusted Net Income        $3,435,094  $3,343,208


Adjustments to Shares Outstanding:
     Actual shares o/s                      3,232,505   3,232,505

    Net additional shares                   2,435,765   2,435,765

                   Adjusted shares o/s      5,668,270   5,668,270


Earnings Per Share:
   Before adjustment                            $0.75       $0.75
   After adjustment                             $0.61       $0.59
